EXHIBIT J

              INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in these Post-Effective Amendment Nos. 2 and 5 to Registration Statement Nos. 333-110280 and 811-21463, respectively, of Columbus Funds, Inc. on Form N-1A of our report dated November 4, 2004, appearing in the Annual Report of Columbus Funds, Inc. for the year ended September 30, 2004, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.


/s/ Deloitte & Touche LLP

Milwaukee, WI
January 28, 2005